EXHIBIT (9)(C)


        ADDENDUM NO. 3 TO THE CO-ADMINISTRATION AGREEMENT

     This Addendum, dated as of the 1st day of December 1997, is entered into among Portico Funds, Inc. (the "Company"), a Wisconsin corporation, Firstar Trust Company, a Wisconsin corporation ("Firstar"), and B.C. Ziegler and Company, a Wisconsin corporation ("BCZ").

     WHEREAS, the Company, Firstar and BCZ have entered into a Co-Administration Agreement dated as of January 1, 1995 and amended as of August 1, 1995 and August 15,1997 (the "Co-Administration Agreement"), pursuant to which the Company appointed Firstar and BCZ to provide certain co-administrative services to the Company for its Money Market Fund, Tax-Exempt Money Market Fund, Growth and Income Fund, Short-Term Bond Market Fund, Bond IMMDEX/TM Fund, Special Growth Fund, U.S. Government Money Market Fund, Equity Index Fund, Institutional Money Market Fund, U.S. Treasury Money Market Fund, Balanced Fund, Growth Fund (formerly the MidCore Growth Fund), Intermediate Bond Market Fund, Tax-Exempt Intermediate Bond Fund, International Equity Fund, MicroCap Fund, Emerging Growth Fund and any other Portico Funds that may be contemplated (collectively, the "Funds");

     WHEREAS, the Company is establishing one additional investment portfolio to be known as the Balanced Income Fund and desires to retain Firstar and BCZ to act as the co-administrators under the Co-Administration Agreement; and

     WHEREAS, Firstar and BCZ are willing to serve as co-administrators for the Balanced Income Fund;

     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. APPOINTMENT. The Company hereby appoints Firstar and BCZ to act as co-administrators to the Company for the Balanced Income Fund for the period and the terms set forth herein and in the Co-Administration Agreement. Firstar and BCZ hereby accept such appointment and agree to render the services set forth herein and in the Co-Administration Agreement, for the compensation herein provided.

     2. COMPENSATION. For the services provided and the expenses assumed with respect to the Balanced Income Fund and the other Funds pursuant to the Co-Administration Agreement and this Addendum, the Company will pay Firstar and BCZ, and Firstar and BCZ will accept as full compensation therefor, a fee, computed daily and payable monthly, at the annual rate of .125% of the Funds' first $2 billion of average aggregate daily net assets, plus 0.10% of the Funds' average aggregate daily net assets in excess of $2 billion. Such fee as is attributable to the Balanced Income Fund shall be a separate charge to such Fund and shall be the obligation of the Balanced Income Fund.

     3. MISCELLANEOUS. Except to the extent supplemented hereby, the Co-Administration Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                              PORTICO FUNDS, INC.


                              By:/s/ Steve R. Parish
                                 -------------------------------
                                 Title: Executive Vice President
                                        ------------------------

                              FIRSTAR TRUST COMPANY


                              By:/s/ Joseph C. Neuberger
                                 -------------------------------
                                 Title: Vice President
                                        --------------

                              B.C. ZIEGLER AND COMPANY


                              By:/s/ Robert Tuszynski
                                 -------------------------------
                                 Title: Senior Vice President
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